Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 30, 2012, as amended on May 14, 2012, relating to the financial statements of AirMedia Group Inc., its subsidiaries, its variable interest entities (the “VIE”) and VIE’s subsidiaries (collectively, the “Group”), and the related financial statement schedule included in Schedule I, and the effectiveness of the Group’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Group's internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 20-F of AirMedia Group Inc. for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP
Beijing, the People’s Republic of China
March 22, 2013